Exhibit 4.3

THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THIS BOND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

No. QR–1	$13,000,000

UNITIL ENERGY SYSTEMS, INC.

First Mortgage Bond, Series Q, 4.18%

Due November 30, 2048

PPN: 913260 B#1

Unitil Energy Systems, Inc., a corporation organized under the laws of the State of New Hampshire (hereinafter called the “Company”), for value received, hereby promises to pay to UNITED OF OMAHA LIFE INSURANCE COMPANY or registered assigns, on November 30, 2048 (the “Maturity Date”), the principal sum of THIRTEEN MILLION DOLLARS ($13,000,000) and to pay interest thereon from the date hereof at the rate of four and eighteen hundredths per centum (4.18%) per annum (computed on the basis of a thirty (30) day month and a three hundred sixty (360) day year) payable semi-annually in arrears on the thirtieth (30th) day of May and November in each year, commencing with the thirtieth (30th) day of May 2019, until said principal sum is paid; and to pay interest on any overdue principal (including any overdue prepayment of principal) and premium, if any, and (to the extent permitted by applicable law) on any overdue payment of interest at the rate of 6.18% per annum. The principal of, premium, if any, and the interest on this bond shall be payable (i) on or prior to the Collateral Release Date (as defined below), at the corporate trust office of U.S. Bank National Association, in Boston, Massachusetts, St. Paul, Minnesota, or at the corporate trust office designated by the Trustee or by its successor trustee of the trust hereinafter referred to, or at the option of certain holders in accordance with the provisions of Section 1.01 of the Fifteenth Supplemental Indenture hereinafter referred to or (ii) following the Collateral Release Date, as provided in the certain Bond Purchase Agreement dated as of November 30, 2018 among the Company and purchasers of the Series Q Bonds party thereto, and accepted and acknowledged by the Trustee (the “2018 Series Q BPA”), in lawful money of the United States of America. The term “Collateral Release Date” is defined in the 2018 Series Q BPA.

This bond is one of a duly authorized issue of First Mortgage Bonds of the Company limited as to aggregate principal amount as set forth in the Indenture hereinafter mentioned, issuable in series, and is one of a series known as First Mortgage Bonds, Series Q, and all bonds of all series being issued and to be issued under and pursuant to the 2018 Series Q BPA and in accordance with the Fifteenth Supplemental Indenture and, prior to the Collateral Release Date, all equally secured (except as any sinking or other fund, established in accordance with the provisions of the Indenture hereinafter mentioned, may afford additional security for the bonds of any particular series) by an Indenture of Mortgage and Deed of Trust dated as of July 15, 1958 (herein called the “Original Indenture”) duly executed and delivered by the Company to Old Colony Trust Company (The First National Bank of Boston, and State Street Bank and Trust Company being the initial successor Trustees and U.S. Bank National Association being the current successor Trustee, the “Trustee”), to which Original Indenture, as amended and restated by the Twelfth Supplemental Indenture, and supplemented by a Thirteenth Supplemental Indenture dated as of September 26, 2006, a Fourteenth Supplemental Indenture dated as of March 2, 2010, and a Fifteenth Supplemental Indenture (the “Fifteenth Supplemental Indenture”) dated as of November 29, 2018 (herein together called the “Indenture”) reference is hereby made for a description of the property transferred, assigned and mortgaged thereunder, the nature and extent of the security, the terms and conditions upon which the bonds are secured and additional bonds may be issued and secured, and the rights of the holders or registered owners of said bonds, of the Trustee and of the Company in respect of such security. Neither the foregoing reference to the Indenture, nor any provision of this bond or of the Indenture, shall affect or impair the obligation of the Company, which is absolute, unconditional and unalterable, to pay, at the stated or accelerated maturities herein provided, the principal of and premium, if any, and interest on this bond as herein provided. Bonds of this Series Q are also issued in accordance with the terms of the 2018 Series Q BPA and are entitled to the benefits thereof. The 2018 Series Q BPA also provides that, upon the written request of the Company and the satisfaction of the conditions provided in Section 9.1.1 thereof, the lien of the Indenture shall be cancelled, discharged, and released from all of the property and collateral securing the repayment of the Bonds of this Series Q and, at such time, the Indenture shall cease and terminate and the 2018 Series Q Bonds shall be solely governed in accordance with the terms hereof and of the 2018 Series Q BPA. As provided herein, the entire unpaid principal balance of each Series Q Bond shall be due and payable on the Maturity Date. In addition, the Series Q Bonds are subject to optional redemption in accordance with the terms of the Indenture and the 2018 Series Q BPA.

The following provisions only apply on or prior to the Collateral Release Date:

(a) Bonds of this Series Q are also redeemable, in whole or in part, in integral multiples of one hundred thousand dollars, at the option of the Company on any date on no more than 60, nor less than 30 days’ notice prior to such redemption date, in the manner, with the effect, subject to the limitations and for the amounts specified in Section 1.04 of the Fifteenth Supplemental Indenture.

(b) On the conditions and in the manner provided in Section 1.05 of the Fifteenth Supplemental Indenture, Series Q Bonds may also become subject to redemption, in whole or in part, at any time on any date on no more than 60, nor less than 30 days’ notice prior to such redemption date, in the manner, with the effect and for the amounts specified in said Section 1.05, by the use of moneys deposited with or paid to the Trustee as the proceeds of the sale or condemnation of property of the Company or as the proceeds of insurance policies deposited with or paid to the Trustee because of damage to or destruction of property of the Company.

(c) In the event that all or any part of the bonds of this Series Q shall be redeemed or otherwise discharged prior to their maturity pursuant to or in accordance with the order of any governmental commission or regulatory authority upon the reorganization, dissolution or liquidation of the Company, or otherwise, the registered owners of such Series Q Bonds shall be entitled to be paid therefor an amount specified in Section 1.06 of the Fifteenth Supplemental Indenture.

(d) The Indenture provides that, if notice of redemption of any bond issued pursuant to its terms, including the Series Q Bonds, or of any portion of the principal amount of any such bond selected for redemption has been duly given, then such bond or such portion thereof shall become due and payable on the redemption date, and, if the redemption price shall have been duly deposited with the Trustee, interest thereon shall cease to accrue from and after the redemption date, and that whenever the redemption price thereof shall have been duly deposited with the Trustee and notice of redemption shall have been duly given, or provision thereof made as provided in the Indenture, such bond or such portion thereof shall no longer be entitled to any lien or benefit of the Indenture.

(e) In case an Event of Default, as defined in the Indenture, occurs, the principal of this bond may become or may be declared due and payable prior to the stated maturity hereof in the manner and with the effect and subject to the conditions provided in the Indenture.

(f) This bond is transferable by the registered owner hereof, in person or by duly authorized attorney, upon books of the Company to be kept for that purpose at the corporate trust office of the Trustee under the Indenture, upon surrender thereof at said office for cancellation and upon presentation of a written instrument of transfer duly executed, and thereupon the Company shall issue in the name of the transferee or transferees, and the Trustee shall authenticate and deliver, a new registered bond or bonds, of like form and in an authorized denomination or in authorized denominations and of the same series, for the same aggregate principal amount. Bonds of Series Q upon surrender thereof at said office may be exchanged for the same aggregate principal amount of fully registered bonds of Series Q of another authorized denomination or other authorized denominations, all upon payment of the charges, if any, and subject to the terms and conditions specified in the Indenture.

(g) The Company and the Trustee may treat the registered owner of this bond as the absolute owner hereof for all purposes.

(h) With the consent of the Company and to the extent permitted by and as provided in the Indenture, any of the provisions of the Indenture or of any instrument supplemental thereto may be modified by the assent or authority of the holders of at least seventy-five per centum (75%) in principal amount of the bonds then outstanding thereunder, provided, however, that no such modification shall (i) extend the time or times or payment of the principal of, or the interest or premium, if any, on any bond, (ii) reduce the principal amount thereof or the rate of interest or premium thereon, (iii) authorize the creation of any lien prior or equal to the lien of the Indenture upon any property subject to the lien thereof, or deprive any bondholder of the benefit of the lien of the Indenture, (iv) affect the rights under the Indenture of the holders of one or more, but less than all, of the series of bonds outstanding thereunder unless assented to by the holders of seventy-

five per centum (75%) in aggregate principal amount of bonds outstanding thereunder of each of the series so affected, (v) reduce the percentage of bonds, the holders of which are required to assent to any such modification, or (vi) in any manner affect the rights or obligations of the Trustee without its written consent thereto.

(i) No recourse shall be had for the payment of the principal of or the interest on this bond or of any claim based hereon or in respect hereof or of the Indenture, against any incorporator, stockholder, officer or director of the Company, or of any successor company, whether by virtue of any statute or rule of law or by the enforcement of any assessment of penalty or otherwise, all such liability being by the acceptance hereof expressly waived and released and being also waived and released by the terms of the Indenture.

(j) Prior to the Collateral Release Date, this bond shall not be valid nor become obligatory for any purpose until it shall have been authenticated by the execution of the certificate hereon endorsed by the Trustee under the Indenture. From and after the Collateral Release Date, this bond shall not be required to be authenticated by the execution of the certificate hereon endorsed by the Trustee under the Indenture.

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IN WITNESS WHEREOF, Unitil Energy Systems, Inc. has caused this bond to be signed in its name by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Treasurer or one of its Assistant Treasurers, and this bond to be dated the 30th day of November 2018.

UNITIL ENERGY SYSTEMS, INC.

By	/s/ Thomas P. Meissner, Jr.
Name: Thomas P. Meissner, Jr.
Title: President

ATTEST:	/s/ Mark H. Collin

(Corporate Seal)

[Form of Trustee’s Certificate

for all Bonds of Series Q issued prior to the Collateral Release Date]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the First Mortgage Bonds, Series Q, referred to in the within mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION Trustee

By:	/s/ Karen R. Beard
Authorized Officer

(Form of Notation of Payments on Account of Principal)

Payments on Account of Principal

Date	Amount Paid	Signature

(Form of Endorsement)

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto                  the within bond, and all rights thereunder, hereby irrevocably constituting and appointing                                                                                                attorney to transfer said bond on the books of the Company, with full power of substitution in the premises.

Dated:
Signature of Registered Owner

In the presence of

NOTICE: The signature of this assignment must correspond with the name of the payee as it appears upon the face of the within bond in every particular, without alteration or enlargement or any change whatever.

SCHEDULE

Omitted Bonds

Unitil Energy Systems, Inc.

$30,000,000 Aggregate Principal Amount of First Mortgage Bonds,

Series Q, due November 30, 2048

PPN 913260 B#1

NAME OF REGISTERED PAYEE	IDENTIFYING NUMBER	PRINCIPAL AMOUNT
COMPANION LIFE INSURANCE COMPANY	QR-2	$2,000,000
THE STATE LIFE INSURANCE COMPANY	QR-3	$7,000,000
THE STATE LIFE INSURANCE COMPANY	QR-4	$1,000,000
AMERICAN UNITED LIFE INSURANCE COMPANY	QR-5	$2,000,000
TURNKEYS & CO as nominee for CMFG Life Insurance Company	QR-6	$5,000,000